Exhibit 99.3

RECKSON ASSOCIATES REALTY CORP. ANNOUNCES
REVISED RESULTS OF MERGER CONSIDERATION
ELECTIONS IN THE TOWER MERGER

MELVILLE, N.Y.--(BUSINESS WIRE)--June 1, 1999--[Reckson Associates Realty Corp]. (NYSE: RA) has announced revised results of merger consideration elections after being informed by the Exchange Agent that the Tower shareholder and unitholder elections previously reported to Reckson understated the number of securities for which cash elections were made by approximately 1.2 million. The Exchange Agent has reported revised election results as to the form of merger consideration in connection with the merger of [Tower Realty Trust, Inc]. into a subsidiary of Reckson as follows:

Election Results Number of Tower Shares and Units Cash
Election 14,277,014 Non-Election 4,357,113

Under the terms of the merger agreement, an aggregate of approximately 75% of the shares of common stock of Tower and limited partnership units of Tower Realty Operating Partnership, L.P. will be exchanged for shares of class B exchangeable common stock of Reckson at a ratio of 0.8364 of a Reckson share per Tower share or unit, and an aggregate of 25% of the shares of common stock and limited partnership units will be exchanged for $23 in cash per Tower share or unit. As a result of the elections, the merger consideration will be paid as follows:

- Cash Election: approximately 0.5633 of a share of Reckson class B stock and approximately $7.51 in cash for each Tower share or unit, in each case subject to rounding.

- Non-Election: 0.8364 of a share of Reckson class B stock for each Tower share or unit.

Approximately 11.7 million shares of Reckson class B exchangeable common stock and $107.2 million in cash will be paid in total to former Tower shareholders and unitholders. The aggregate consideration to be paid in the merger will not change as a result of the revised election results. In lieu of the issuance of fractional shares to former Tower security holders, the Exchange Agent will aggregate all fractional interests otherwise payable and will sell such shares on behalf of such security holders on the [New York Stock Exchang]e. Former Tower security holders will receive their proportionate interest in the net proceeds of such sale.

Reckson Associates Realty Corp. is a self-administered an self-managed real estate investment trust (REIT) specializing in the acquisition, leasing, financing, management and development of office and industrial properties.

Reckson's core growth strategy is focused on the markets surrounding and including New York City. Since the completion of its initial public offering in May 1995, Reckson has acquired, contracted to acquire or developed approximately $2 billion of properties comprising approximately 20.5 million square feet of space.

Reckson is one of the largest publicly traded owners and managers of Class A office and industrial properties in the New York City "Tri-State" area, with 210 properties comprised of approximately 25 million square feet either owned and controlled, directly or indirecty, or under contract.

This information contains forward-looking information that is subject to certain risks, trends and uncertainties that co8uld cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties in the New York metropolitan Tri-State area; interest rate levels; the availability of financing; and other risks associated with the development and acquisition of properties, including risks that development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated. For further information on factors that could impact Reckson, reference is made to Reckson's filings with the Securities and Exchange Commission.